January 29, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Re Ministry Partners Investment Corporation
			File Ref. 333-4028-LA

Ladies and Gentlemen:

We were previously the principal accountant for Ministry Partners Investment Corporation and, under the date of October 26, 1995, we reported on the financial statements of Ministry Partners Investment Corporation as of and for the years ended September 30, 1995 and 1994. Our appointment as principal accountant has been terminated. We have read the statements included in the Prospectus included as part of Post-effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 and we agree with such statements.

Very truly yours,

BRENNER, LEAVITT & GRAY



/s/ BRENNER, LEAVITT & GRAY

cc:	John C. Garmo
   	Mark G. Holbrook